Exhibit 99.3

Resignation Letter

February 5, 2015

Gina L. Russo, Esq.

Secretary

Corporate Resource Services, Inc.

160 Broadway, 13th Floor

New York, New York 10038

Re:	Corporate Resource Services, Inc.

Dear Ms. Russo:

As you know, two days ago the management of Corporate Resource Services publicly disclosed on a Form 8-K that:

•	TS Employment, Inc. (“TSE”) has a material unpaid federal payroll tax liability.
•	On January 28, 2015, Wells Fargo informed the Company that, based on concerns regarding this material payroll tax liability and its potential adverse effects on TSE and the Company as well as the Company’s previously reported compliance failures, Wells Fargo would need to reconsider funding the Company’s operations through the Account Purchase Agreement.
•	The Audit Committee has retained counsel to conduct an independent investigation of certain of the matters described above.

The members of the Audit Committee, including myself, first learned of the unpaid federal payroll tax liability and related problems on January 29, 2015. The Audit Committee collectively and immediately commenced work to understand the applicable facts and circumstances and to take all appropriate action. As noted, that action included commencing an independent investigation as to all pertinent matters. The Audit Committee immediately notified management of its intentions and engaged Hughes Hubbard & Reed LLP as its counsel to conduct that investigation under the Audit Committee’s direction.

Notwithstanding the Audit Committee’s immediate mobilization, only today we were advised by Wells Fargo, which has sole control of the Company’s financing, that it expressly and unequivocally refuses to provide any funding for the Audit Committee’s investigation or to allow any Company funds at all to be used for an investigation. Further, management has advised the Audit Committee that there is no other funding whatsoever available for such investigation. This leaves the Audit Committee paralyzed from taking action, in direct contravention of the well establish legal and policy imperatives applicable to it, including under The Dodd Frank Act, its fiduciary duties to stockholders, and other standards that demand audit committees be assured access to proper advisors and financing to execute their responsibilities.

The foregoing concerns are exacerbated not only by the apparent malfeasance that requires immediate remediation for the benefit of our stockholders, but also by the obvious related party relationships between TSE and the Company. We believe the circumstances clearly call for complete independence in immediate investigations. We are additionally concerned that the Company’s inexplicable delay in issuing and enforcing a document hold may jeopardize any investigation and invoke the possibility of criminal liability if relevant documents are destroyed.

Nonetheless, all of the members of the Audit Committee have been effectively obstructed by the positions of the Company and Wells Fargo. Accordingly and regrettably, I hereby resign my position as a member of the Board of Directors and all committees thereof of Corporate Resource Services effective immediately. I note that this action is only taken after the members of the Audit Committee have exhausted our efforts to overcome the obstacles to conducting an independent investigation and executing our duties to the Company’s stockholders.

[Signature page follows]

2

Signature page to Resignation Letter dated February 5, 2015.

/s/ Larry Melby
Larry Melby

3